CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Ciena Corporation, a Delaware corporation, (the “Company”), hereby grants restricted stock units (“Restricted Stock Units”) relating to shares of its common stock, $.01 par value, (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in this Agreement. This grant is subject to the terms and conditions set forth in (i) this Restricted Stock Unit Agreement, including any appendix attached hereto (with supplemental or distinct terms or notices applicable for non-U.S. employees) (the “Agreement”), (ii) the 2008 Omnibus Incentive Plan (the “Plan”) and (iii) the grant details for this Award contained in your account with the Company's selected broker. Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.
Grant Date: ________ __, 20_
Grant Number: ______________________
Name of Grantee: ______________________
Grantee's Employee Identification Number: ______________
Number of Restricted Stock Units Covered by Grant: ________
Vesting Start Date (if other than Grant Date): ____________
Vesting Schedule:
One-sixteenth of this Award will vest on March 20, June 20, September 20 and December 20 of each calendar year following the Grant Date, provided you remain in Service with the Company or any Affiliate on each applicable vesting date unless otherwise provided in this Agreement.
By accepting this grant (whether by signing this Agreement or accepting the grant electronically via the website of the Company's selected broker), you agree to the terms and conditions in this Agreement and in the Plan and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent unless otherwise stated herein.

Holder:
(Signature)

Ciena Corporation:
By: David M. Rothenstein
Senior Vice President and General Counsel

CIENA CORPORATION
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability
This grant is an Award of Restricted Stock Units in the number of Restricted Stock Units set forth on the first page of this Agreement (or, in the case of electronic delivery, as set forth in the grant details for this Award set forth in the Company's selected broker's website), subject to the vesting conditions described in this Agreement. Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Vesting
Your Restricted Stock Units will vest as indicated on the first page of this Agreement (or, in the case of electronic delivery, in accordance with the grant details for this Award set forth the Company's selected broker's website) provided you remain in Service with the Company or any Affiliate on each applicable vesting date and meet any applicable vesting requirements set forth in this Agreement. Except as provided in this Agreement, or in any other agreement between you and the Company, no additional Restricted Stock Units will vest after your Service has terminated.

Share Delivery; Vested Units; Tax-Related Items
Shares of Stock underlying the vested portion of the Restricted Stock Units will be delivered to you by the Company as soon as practicable following the applicable vesting date for those shares of Stock, but in no event beyond 2½ months after the end of the calendar year in which the shares would have been otherwise delivered. On the vesting date (or as soon as practicable thereafter), a brokerage account in your name will be credited with shares of Stock representing the number of shares that vested under this grant (the “Vested Shares”). If the vesting date is not a trading day, the Vested Shares will be delivered on the next trading day (or as soon as practicable thereafter).

Regardless of any action the Company or the Affiliate to whom you provide Services (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to the Restricted Stock Units and/or your participation in the Plan and legally applicable to you (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, but not limited to, the grant, vesting or settlement of the Restricted Stock Units, the issuance of shares of Stock upon settlement of the Restricted Stock Units, the subsequent sale of shares of Stock acquired pursuant to such issuance and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the Award or any aspect of the Restricted Stock Units to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you have become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

By accepting this Award, you agree to establish a brokerage account with the Company's designated broker and irrevocably (i) instruct the Company to deliver the Vested Shares to your account with such broker, or its agents; and (ii) authorize and direct the Company and its broker, or their respective agents, in their discretion, to effect a mandatory sale (“Automatic Sale”), on your behalf, of such portion of the Vested Shares that the Company determines is necessary to satisfy Tax-Related Items (the “Withholding Shares”), with such sale to be effected at the market price per Share at the time of such sale, and (iii) expressly consent to the delivery of the proceeds of the sale of Withholding Shares to the Company, or its agents, to be used as it determines advisable for purposes of funding any applicable Tax-Related Items (whether on behalf of the Company or you as Award holder or Plan participant) with respect to the Restricted Stock Units and your participation in the Plan. You further acknowledge that this irrevocable written instruction is intended to constitute an instruction pursuant to Rule 10b5-1 of the Exchange Act with the Automatic Sale intended to comply with these requirements. As such, all provisions hereof shall be interpreted consistent with Rule 10b5-1 and shall be automatically modified to the extent necessary to comply therewith.

The Company shall be responsible for the payment of any brokerage commissions relating to the sale of the Withholding Shares.

You acknowledge that until the first trading day following the broker's sale of the Withholding Shares, you shall not be entitled to effect transactions in the net Vested Shares, net of any Withholding shares, credited to your brokerage account.

To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. For tax purposes, you are deemed to have been issued the full number of shares of Stock subject to the Vested Shares, notwithstanding that a number of the shares of Stock have been sold, or otherwise withheld, for the purpose of paying the Tax-Related Items due as a result of any aspect of your participation in the Plan.

By accepting this Award you agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means of the Automatic Sale. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if you fail to comply with your obligations in connection with the Tax-Related Items.

Forfeiture of Unvested Units
Except as specifically provided in this Agreement or as may be provided in other agreements between you and the Company, no additional Restricted Stock Units will vest after your Service with the Company, the Employer or any Affiliate has terminated for any reason and you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death
If your Service terminates because of your death, the Restricted Stock Units granted under this Agreement will automatically vest as to the number of Restricted Stock Units that would have vested had you remained in Service for the 12 month period immediately following your death.

Disability
If your Service terminates because of your Disability, the Restricted Stock Units granted under this Agreement will automatically vest as to the number of Restricted Stock Units that would have vested had you remained in Service for the 12 month period immediately following your Disability.

Termination For Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your Restricted Stock Units and this Award shall immediately terminate.
Leaves of Absence
For purposes of this grant, your Service does not terminate when you go on a bona fide leave of absence approved by the Company, if the terms of your leave provide for continued Service crediting, or when continued Service crediting is required by applicable law. The Company will determine, in its sole discretion, whether and when a leave of absence constitutes a termination of Service under the Plan.

Retention Rights
Neither your Restricted Stock Units nor this Agreement give you the right to be retained by the Company, the Employer or any Affiliate in any capacity and your Service may be terminated at any time and for any reason.

Shareholder Rights
You have no rights as a shareholder unless and until the shares of Stock relating to the Restricted Stock Units have been issued to you (or an appropriate book entry has been made). Except as described in the Plan or herein, no adjustments are made for dividends or other rights if the applicable record date occurs before your shares of Stock are issued (or an appropriate book entry has been made). If the Company pays a dividend on its shares of Stock, you will, however, be entitled to receive a cash payment equal to the per-share dividend paid on the shares of Stock times the number of vested Restricted Stock Units that you hold as of the record date for the dividend.

Nature of Grant
In accepting the Award and the Restricted Stock Units, you acknowledge, understand and agree that:

(1) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(2) the grant of the Restricted Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock Units, or benefits in lieu of Restricted Stock Units, even if Restricted Stock Units have been granted repeatedly in the past;

(3) all decisions with respect to future Restricted Stock Unit grants, if any, will be at the sole discretion of the Company;

(4) your participation in the Plan is voluntary;

(5) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not intended to replace any pension rights;

(6) the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end of Service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(7) the Restricted Stock Unit grant and your participation in the Plan will not be interpreted to form a Service contract or relationship with the Company, the Employer or any Affiliate;

(8) the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;

(9) no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock Units resulting from termination of your Service relationship with the Company or the Employer (for any reason whatsoever and whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), and in consideration of the grant of the Restricted Stock Units to which you are otherwise not entitled, you irrevocably agree never to institute any claim against the Company, the Employer or any Affiliate, waive your ability, if any, to bring any such claim, and release the Company, the Employer or any Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by accepting this award of Restricted Stock Units, you shall be deemed irrevocably to have agreed not to pursue such claim and agree to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(10) in the event of termination of your Service relationship (whether or not in breach of contract or local employment laws in the country where you reside, even if otherwise applicable to your employment benefits from the Employer, and/or later found to be invalid), your right to vest in the Restricted Stock Units under the Plan, if any, will terminate effective as of the date that you are no longer actively providing Services to the Company, the Employer or any Affiliate as a Service Provider and will not be extended by any notice period mandated under local law (e.g., active Service as a Service Provider would not include a period of “garden leave” or similar period); the Committee shall have the exclusive discretion to determine when you are no longer actively providing Services for purposes of your Restricted Stock Units grant;

(11) the Restricted Stock Units and the benefits evidenced by this Agreement do not create any entitlement, not otherwise specifically provided for in the Plan or by the Company in its discretion, to have the Restricted Stock Units or any such benefits transferred to, or assumed by, another company, nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Stock; and

(12) the following provisions apply only if you are providing Services outside the United States:

(A)the Restricted Stock Units and the shares of Stock subject to the Restricted Stock Units are not part of normal or expected compensation or salary for any purpose and in no event should be considered as compensation for, or relating in any way to, past Services for the Company, the Employer or any Affiliate;

(B)you acknowledge and agree that neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Employer's local currency and the United States dollar that may affect the value of any proceeds from the sale of shares of Stock acquired under the Plan.

Data Privacy
You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement and any other Restricted Stock Unit grant materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

You understand that the Company and the Employer may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social security or social insurance number or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

You understand that Data will be transferred to E*Trade Financial Services, Inc., or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the Company, E*Trade Financial Services, Inc. and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative or the Company's stock administration. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative or the Company's stock administration.

No Advice Regarding Grant
The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the Stock underlying your Restricted Stock Units. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

Applicable Law and Venue
The Restricted Stock Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions. For purposes of litigating any dispute that arises under this Award or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Delaware, and agree that such litigation shall be conducted in the state courts of Delaware, or the federal courts for the District of Delaware, and no other courts, where this grant is made and/or to be performed. You agree to waive your rights to a jury trial for any claim or cause of action based upon or arising out of this Agreement or the Plan.

Language
If you have received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

Electronic Delivery and Acceptance
The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means or request your consent to participate in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company, the Company's designated broker, or their respective third parties.

Severability
The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Appendix A
Notwithstanding any provisions in this Agreement, this Award of Restricted Stock Units shall be subject to any special terms and conditions set forth in Appendix A to this Agreement for your country. Moreover, if you relocate to one of the countries included in Appendix A, the special terms and conditions for such country will apply to you, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law with regard to the issuance or sale of shares of Stock or to facilitate the administration of the Plan. Appendix A constitutes part of this Agreement.

Imposition of Other Requirements
The Company reserves the right to impose other requirements on your participation in the Plan, on the Award, Restricted Stock Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law with regard to the issuance or sale of shares of Stock or to facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

This Agreement is not a stock certificate or a negotiable instrument.

APPENDIX A
TO
RESTRICTED STOCK UNIT AGREEMENT
FOR GRANTEES LOCATED OUTSIDE THE U.S

Terms and Conditions
This Appendix A includes special terms and conditions that govern the Restricted Stock Units granted to Grantees who reside in the countries listed herein. These terms and conditions are in addition to or, if so indicated, in replacement of the terms and conditions set forth in the Agreement.
Notifications
This Appendix A also includes information regarding exchange control, securities and other laws in effect in the respective countries as of December 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that you not rely on the information herein as the only source of information relating to the consequences of your participation in the Plan because the information may be out of date at the time your Restricted Stock Units vest or you sell shares of Stock. In addition, the information is general in nature and might not apply to your particular situation, and the Company is not in a position to assure you of any particular result. Accordingly, you are advised to seek appropriate professional advice as to how the relevant laws in your country may apply to your situation.
Finally, note that if you are a citizen or resident of a country other than the one in which you are currently working, or are considered a resident of another country for local law purposes or if you transfer employment and/or residency to another country after the Grant Date, the information contained herein may not be applicable to you in the same manner. In addition, the Company shall, in its sole discretion, determine to what extent the additional terms and conditions included herein will apply to you under these circumstances.
ARGENTINA
Notifications
Securities Law Information. Neither the Restricted Stock Units nor the issuance of shares of Stock are publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.

AUSTRALIA

Notifications

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted to Grantees in Australia shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

Securities Law Information. If you acquire shares of Stock under the Plan and subsequently offer the shares for sale to a person or entity resident in Australia, such an offer may be subject to disclosure requirements under Australian law and you should obtain legal advice regarding any applicable disclosure requirements prior to making any such offer.

AUSTRIA

Notifications
Consumer Protection Information. If the provisions of the Austrian Consumer Protection Act are applicable to the Agreement and the Plan, you acknowledge that you may be entitled to revoke your acceptance of the Restricted

Stock Units under the conditions listed below:
(i)    If you accept the Restricted Stock Units outside the business premises of the Company or an Affiliate, you may be entitled to revoke your acceptance, provided the revocation is made within one week after you accept the offer.
(ii)    The revocation must be in written form to be valid. It is sufficient if you return the Agreement to the Company or the Company's representative with language which can be understood as your refusal to conclude or honor the terms in the Agreement, provided the revocation is sent within the period set forth above.
Exchange Control Information. When shares of Common Stock are sold, you understand that you may have exchange control obligations if you hold the cash proceeds from the sale outside Austria.
BELGIUM

Notifications

Tax Compliance. You are required to report any taxable income attributable to the Restricted Stock Units on your annual tax return. In addition, you are required to report any bank accounts opened and maintained outside Belgium on your annual tax return.

BRAZIL

Notifications

Compliance with the Law. In accepting the grant of the Restricted Stock Units, you acknowledge your agreement to comply with applicable Brazilian laws and to pay any and all applicable tax associated with the Restricted Stock Units and the sale of any shares of Stock acquired under the Plan.

Exchange Control Information. If you hold assets and rights outside Brazil with an aggregate value exceeding US$100,000, you will be required to prepare and submit to the Central Bank of Brazil an annual declaration of such assets and rights, including: (i) bank deposits; (ii) loans; (iii) financing transactions; (iv) leases; (v) direct investments; (vi) portfolio investments, including shares of Stock acquired under the Plan; (vii) financial derivatives investments; and (viii) other investments, including real estate and other assets. Please note that foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil. Individuals holding assets and rights outside Brazil valued at less than US$100,000 are not required to submit a declaration. Please note that the US$100,000 threshold may be changed annually.

CANADA

Terms and Conditions

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted to Grantees in Canada shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

Securities Law Information. You are permitted to sell shares of Stock acquired through the Plan through the designated broker appointed under the Plan, if any, provided the resale of shares of Stock acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Stock is listed. Currently, the Stock is listed on the Nasdaq Global Select Market.

The following provisions will apply if you are a resident of Quebec:

Language Consent. The parties acknowledge that it is their express wish that the Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de cette convention, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Data Privacy. This provision supplements the Data Privacy section of the Agreement:

You hereby authorize the Company and the Company's representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. You further authorize the Company, the Employer, any Affiliate and the administrator of the Plan to record such information and to keep such information in your employee file.

CHINA

Terms and Conditions

The following applies only to Grantees who are exclusively citizens of the People's Republic of China (“China”) and who reside in mainland China, as determined by the Company in its sole discretion.

Exchange Control Restriction. You understand and agree to comply with exchange control laws in China and to immediately repatriate the proceeds from the sale of shares of Stock and any dividends received in relation to the shares of Stock to China. You further understand that such repatriation of the sale proceeds and dividends may need to be effected through a special foreign exchange control account established by the Company, the Employer or an Affiliate and you hereby consent and agree that the proceeds from the sale of shares of Stock and any dividends received may be transferred to such special account prior to being delivered to you.

Furthermore, to facilitate compliance with any applicable laws or regulations in China, the Company reserves the right to (i) mandate the immediate sale of shares of Stock to which you are entitled on any applicable vesting date, or (ii) mandate the sale of shares of Stock in the event of a termination of Service. In either case, the proceeds of the sale of such shares of Stock, less any Tax-Related Items and broker's fees or commissions, will be remitted to you in accordance with applicable exchange control laws and regulations, as described above. The proceeds may be paid to you in U.S. dollars or in local currency at the Company's discretion. If the proceeds are paid in U.S. dollars, you understand that you will be required to set up a U.S. dollar account in China so that the proceeds may be deposited into this account. If the proceeds are paid in local currency, you acknowledge that the Company is under no obligation to secure any particular exchange control conversion rate and that the Company may face delays in converting the proceeds to local currency due to exchange control requirements. You agree to bear any currency fluctuation risk between the time the shares of Stock are sold or a dividend is paid and the time the (i) Tax-Related Items are converted to local currency and remitted to the tax authorities, and (ii) net proceeds are converted to local currency and distributed to you. You further agree to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in China.

COLOMBIA

Notifications

Exchange Control Information. Investments in assets located abroad (including shares of Stock) are subject to registration with the Central Bank (Banco de la República) if your aggregate investments held abroad (as of December 31 of the applicable calendar year) equal or exceed US$500,000. If funds are remitted from Colombia through an authorized local financial institution, the authorized financial institution will automatically register the investment on your behalf.

DENMARK

Terms and Conditions

Stock Options Act. You acknowledge that you received an Employer Statement in Danish which sets forth the terms of your Restricted Stock Units under the Act on Stock Options.

Notifications

Exchange Control and Tax Reporting Information. You may hold shares of Stock acquired under the Plan in a safety-deposit account (e.g., a brokerage account) with either a Danish bank or with an approved foreign broker or bank. If the shares are held with a non-Danish broker or bank, you are required to inform the Danish Tax Administration about the safety-deposit account. For this purpose, you must file a Declaration V (Erklaering V) with the Danish Tax Administration. You and the bank/broker must sign the Declaration V. By signing the Declaration V, the broker or bank undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the shares in the account. By signing the Declaration V, you authorize the Danish Tax Administration to examine the account.

In addition, when you open a deposit account or a brokerage account with a foreign bank for the proceeds of the sale of shares of Stock, the bank or brokerage account, as applicable, will be treated as a deposit account because cash can be held in the account. Therefore, you must also file a Declaration K (Erklaering K) with the Danish Tax Administration. You and the bank/broker must sign the Declaration K. By signing the Declaration K, the bank/broker undertakes an obligation, without further request each year, to forward information to the Danish Tax Administration concerning the content of the deposit account. By signing the Declaration K, you authorize the Danish Tax Administration to examine the account.

FRANCE

Terms and Conditions

Tax Information. The Restricted Stock Units are not intended to be French tax-qualified Awards.

French Language Provision. By signing and returning this Agreement, you confirm having read and understood the documents relating to the Plan which were provided to you in the English language. You accept the terms of those documents accordingly.

French translation: En signant et renvoyant ce Contrat vous confirmez ainsi avoir lu et compris les documents relatifs au Plan qui vous ont été communiqués en langue anglaise. Vous en acceptez les termes en connaissance de cause.

GERMANY

There are no country-specific provisions.

HONG KONG

Terms and Conditions

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted to Grantees in Hong Kong shall be paid in shares of

Stock only and do not provide any right for you to receive a cash payment.

Securities Law Information. Warning: The Restricted Stock Units and the shares of Stock to be issued upon vesting of the Restricted Stock Units do not constitute a public offer of securities and are available only for Service Providers of the Company or an Affiliate. The Agreement, Plan, and other communication materials that you may receive have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under applicable securities laws in Hong Kong. Furthermore, none of the documents related to the Plan have been reviewed by any regulatory authority in Hong Kong. The Restricted Stock Units are intended only for the personal use of each eligible Service Provider of the Employer, the Company and its Affiliates and may not be distributed to any other person. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of the Agreement, Plan or any other communication materials, you should obtain independent professional advice.

Notifications

Nature of Scheme. The Company specifically intends that the Plan will not be an occupational retirement scheme for purposes of the Occupational Retirement Schemes Ordinance (“ORSO”). Notwithstanding the foregoing, if the Plan is deemed to constitute an occupational retirement scheme for the purposes of ORSO, the grant of the Restricted Stock Units shall be void.

INDIA

Exchange Control Notification. You must repatriate all proceeds resulting from the sale of shares of Stock issued upon vesting of the Restricted Stock Units to India within a reasonable time (i.e., ninety (90) days after receipt). You will receive a foreign inward remittance certificate (“FIRC”) from the bank where you deposit the foreign currency. You should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation.

IRELAND

Director Notification Information. Directors and secretaries of an Irish Affiliate and their respective spouses and children under 18 years of age and family-held companies or trusts who receive Restricted Stock Units under the Plan or sell shares of Stock acquired under the Plan must notify the Irish Affiliate in writing within five business days of (i) receiving or disposing of an interest in the Company (e.g., Restricted Stock Units, shares of Stock), (ii) becoming aware of the event giving rise to the notification requirement, or (iii) becoming a director or secretary if such an interest exists at the time. This notification rule applies as well to a shadow director of the Irish Affiliate (i.e., an individual who is not on the board of the Irish Affiliate but who has sufficient control so that the board of directors acts in accordance with the “directions or instructions” of the individual).

ISRAEL

Terms and Conditions

Tax Requirements. To facilitate compliance with tax withholding obligations in Israel, the Company reserves the right to immediately sell all shares of Stock issued upon vesting of the Restricted Stock Units (on your behalf and at your direction pursuant to this authorization). In such event, the proceeds of the sale of the shares, less any Tax-Related Items and broker's fees or commissions, will be remitted to you.

ITALY
Terms and Conditions
Data Privacy. This provision replaces the Data Privacy section of the Agreement in its entirety:
You understand that the Company and the Employer are the Privacy Representatives of the Company in Italy

and may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Stock or directorships held in the Company or any Affiliate, details of all Restricted Stock Units or any other entitlement to shares of Stock awarded, canceled, vested, unvested or outstanding in your favor, and that the Company and the Employer will process said data and other data lawfully received from third parties (“Personal Data”) for the exclusive purpose of managing and administering the Plan and complying with applicable laws, regulations and Community legislation. You also understand that providing the Company with Personal Data is mandatory for compliance with laws and is necessary for the performance of the Plan and that your refusal to provide Personal Data would make it impossible for the Company to perform its contractual obligations and may affect your ability to participate in the Plan. You understand that Personal Data will not be publicized, but it may be accessible by the Employer as the Privacy Representative of the Company and within the Employer's organization by its internal and external personnel in charge of processing, and by E*Trade Financial Services, Inc. or any other data processor appointed by the Company. The updated list of Processors and of the subjects to which Data are communicated will remain available upon request from the Employer. The Controller of Personal Data processing is Ciena Corporation, with registered offices at 1201 Winterson Road, Linthicum, Maryland 21090, United States of America, and, pursuant to Legislative Decree no. 196/2003, its Privacy Representative in Italy is Ciena Ltd. Piazzale Biancamano, 8 Milano 20121 Italy.
Furthermore, Personal Data may be transferred to banks, other financial institutions or brokers involved in the management and administration of the Plan. The employee understands that Personal Data may also be transferred to the independent registered public accounting firm engaged by the Company, and also to the legitimate addressees under applicable laws. The employee further understands that the Company and its Affiliates will transfer Personal Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and that the Company and its participating Affiliates may each further transfer Personal Data to third parties assisting the Company in the implementation, administration and management of the Plan, including any requisite transfer of Personal Data to E*Trade Financial Services, Inc. or any other third party with whom the employee may elect to deposit any shares of Stock acquired under the Plan or any proceeds from the sale of such shares. Such recipients may receive, possess, use, retain and transfer Personal Data in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that these recipients may be acting as Controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian privacy law.
Should the Company exercise its discretion in suspending all necessary legal obligations connected with the management and administration of the Plan, it will delete Personal Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.
You understand that Personal Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Personal Data is collected and with confidentiality and security provisions as set forth by applicable Italian data privacy laws and regulations, with specific reference to Legislative Decree no. 196/2003.
The processing activity, including communication, the transfer of Personal Data abroad, including outside of the European Economic Area, as specified herein and pursuant to applicable Italian data privacy laws and regulations, does not require the employee's consent thereto as the processing is necessary to performance of law and contractual obligations related to implementation, administration and management of the Plan. You understand that, pursuant to section 7 of the Legislative Decree no. 196/2003, you have the right at any moment to, including, but not limited to, obtain confirmation that Personal Data exists or not, access, verify its contents, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Personal Data processing. To exercise privacy rights, you should contact the Employer. Furthermore, you are aware that Personal Data will not be used for direct marketing purposes. In addition, Personal Data provided can be reviewed and questions or complaints can be addressed by contacting your human resources department.

Plan Document Acknowledgment. By accepting the Restricted Stock Units, you acknowledge that you have received and reviewed a copy of the Plan, the Agreement and this Appendix A in their entirety and fully accept all provisions thereof. You further acknowledge that you have read and specifically and expressly approve the following provisions of the Agreement: Restricted Stock Unit Transferability; Vesting; Share Delivery; Vested Units; Tax-Related Items; Forfeiture of Unvested Units; Retention Rights; Shareholder Rights; Nature of Grant; Applicable Law and Venue; Language; Electronic Delivery and Acceptance; Severability; Imposition of Other Requirements and the Data Privacy section included in this Appendix A.

Exchange Control Information. You must report in your annual tax return: (i) any transfers of cash or shares of Stock to or from Italy exceeding €10,000; (ii) any foreign investments or investments held outside of Italy exceeding €10,000 if such investment (e.g., Restricted Stock Units, cash, shares of Stock) may give rise to taxable income in Italy; and (iii) the amount of transfers to and from Italy which have had an impact during the calendar year on your foreign investments or investments held outside of Italy. You may be exempt from the formalities in (i) if the transfer is made through an authorized broker resident in Italy, as the broker will generally comply with the reporting obligation on your behalf.

JAPAN
There are no country-specific provisions.

KOREA

Notifications

Exchange Control Information. Exchange control laws require Korean residents who realize US$500,000 or more from the sale of shares of Stock (including shares of Stock acquired under the Plan) or the receipt of dividends to repatriate the proceeds to Korea within eighteen months of the sale/receipt.

MEXICO

Terms and Conditions

Acknowledgement of the Agreement. By accepting the Restricted Stock Units, you acknowledge that you have received a copy of the Plan and the Agreement, including this Appendix A, which you have reviewed. You further acknowledge that you accept all the provisions of the Plan and the Agreement, including this Appendix A. You also acknowledge that you have read and specifically and expressly approve the terms and conditions set forth in the “Nature of Grant” section of the agreement, which clearly provide as follows:

(1)	Your participation in the Plan does not constitute an acquired right;

(2)	The Plan and your participation in the Plan are offered by the Company on a wholly discretionary basis;

(3)	Your participation in the Plan is voluntary; and

(4)	The Company and its Affiliates are not responsible for any decrease in the value of any shares of Stock acquired at vesting of the Restricted Stock Units.

Labor Law Acknowledgement and Policy Statement. By accepting the Restricted Stock Units, you acknowledge that Ciena Corporation, with registered offices at 1201 Winterson Road, Linthicum, Maryland 21010, U.S.A., is solely responsible for the administration of the Plan. You further acknowledge that your participation in the Plan, the grant of Restricted Stock Units and any acquisition of shares of Stock under the Plan do not constitute a Service relationship between you and the Company because you are participating in the Plan on a wholly commercial basis and your sole employer is Ciena Communications Mexico S.A. de C.V. or Ciena Mexico S.A. de C.V. (“Ciena-Mexico”). Based on

the foregoing, you expressly acknowledge that the Plan and the benefits that you may derive from participation in the Plan do not establish any rights between you and Ciena-Mexico, and do not form part of the employment conditions and/or benefits provided by Ciena-Mexico, and any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Service relationship between you and the Employer.

You further understand that your participation in the Plan is the result of a unilateral and discretionary decision of the Company, therefore, the Company reserves the absolute right to amend and/or discontinue your participation in the Plan at any time, without any liability to you.

Finally, you hereby declare that you do not reserve any action or right to bring any claim against the Company or any Affiliate for any compensation or damages regarding any provision of the Plan or the benefits derived under the Plan, and that you therefore grant a full and broad release to the Company, its Affiliates, branches, representation offices, shareholders, officers, agents and legal representatives, with respect to any claim that may arise.

Spanish Translation

Términos y Condiciones.

Reconocimiento del Contrato. Al aceptar las Acciones usted reconoce que ha recibido una copia del Plan y del Contrato, incluyendo el presente Anexo A, el cuál ha sido revisado por usted. Asimismo usted acepta todas y cada una de las condiciones del Plan y del Contrato, así como del presente Anexo A. Usted también acepta que ha leído y aprobado en todos y cada uno de sus términos lo establecido en el apartado de "Naturaleza del Otorgamiento" del Contrato, el cuál claramente establece que:

(1)    Su participación en el Plan no constituye un derecho adquirido;

(2)    El Plan y su participación en el mismo son ofrecidos por la Empresa sobre una base enteramente discrecional;

(3)    Su participación en el Plan es voluntaria; y

(4)    La Empresa y sus Afiliadas no son responsables por cualquier descenso en el valor de las Acciones adquiridas al momento de maduración de dichas Acciones.

Reconocimiento de la Ley Laboral y Condiciones de la Política. Al aceptar las Acciones, usted reconoce que Ciena Corporation, con oficinas registradas en Winterson Road, Linthicum, Maryland, 21010, E.E.U.U., es la única responsable de la administración del Plan. Asimismo usted reconoce que su participación en el Plan, el otorgamiento de Acciones y cualquier adquisición de Capital bajo el Plan no constituye una relación de Servicios entre usted y la Empresa, ya que usted está participando en el Plan sobre una base netamente comercial, y su único y exclusivo patrón lo es Ciena Communications México, S.A. de C.V. ó Ciena México, S.A. de C.V. ("Ciena-México").

En relación con lo anterior, usted expresamente reconoce que el Plan y los beneficios que deriven de su participación en el mismo no establecen o constituyen ningún derecho entre usted y Ciena-México, y tampoco forman parte de sus condiciones de trabajo y/o beneficios o prestaciones otorgadas por Ciena-México, y cualquier modificación al Plan o la terminación del mismo no generarán cambios o impedimentos a los términos y condiciones de la relación de Servicios entre usted y su Patrón.

Asimismo usted acepta que su participación en el Plan es el resultado de una decisión unilateral y discrecional de la Empresa, por lo tanto la Empresa se reserva el derecho para modificar y/o descontinuar su participación en el Plan en cualquier momento, y sin que lo anterior le ocasione un perjuicio a usted.

Finalmente, usted declara y acepta que no se reserva acción o derecho alguno que ejercitar con posterioridad en contra de la Empresa o cualquier Afiliada por alguna compensación o daños y perjuicios relacionado con alguna cláusula del Plan o de los beneficios derivados del mismo, por lo que en este acto usted otorga el más amplio finiquito que en derecho proceda en favor de la Empresa, sus Afiliadas, sucursales, oficinas de representación, accionistas, agentes y representantes legales, en relación con cualquier posible contingencia que pudiera derivarse del presente.

NETHERLANDS

Notifications

Securities Law Information. You should be aware of the Dutch insider trading rules which may impact the sale of shares of Stock acquired under the Plan. In particular, you may be prohibited from effecting certain transactions if you have inside information regarding the Company.

Under Article 5:56 of the Dutch Financial Supervision Act, anyone who has “inside information” related to an issuing company is prohibited from effectuating a transaction in securities in or from the Netherlands. “Inside information” is defined as knowledge of specific information concerning the Company to which the securities relate that is not public and which, if published, would reasonably be expected to affect the stock price, regardless of the development of the price. The insider could be any employee of the Company or an Affiliate in the Netherlands who has inside information as described above. Given the broad scope of the definition of inside information, certain employees of the Company working at an Affiliate in the Netherlands (including you) may have inside information and, thus, would be prohibited from effectuating a transaction in securities in the Netherlands at a time when you have such inside information.

By accepting the Restricted Stock Units and the underlying shares of Stock, you acknowledge having read and understood the notification above and acknowledge that it is your responsibility to comply with the Dutch insider trading rules, as discussed herein. If you are uncertain whether the insider-trading rules apply to you, you should consult your personal legal advisor.

POLAND

Notifications

Exchange Control Information. Polish residents are obligated to transfer funds via bank accounts if the transferred amount in a particular transaction exceeds €15,000. Polish residents are also required to store the documents connected with foreign exchange transactions for a period of five years, counting from the end of the year when the foreign exchange transactions were made. In addition, Polish residents holding foreign securities (including shares of Stock) abroad have certain reporting requirements to the National Bank of Poland. Polish residents holding foreign securities will be required to file quarterly reports with information on transactions and balances regarding foreign securities if the value (calculated individually or together with other assets/liabilities possessed abroad) exceeds PLN 7 million. The reports must be filed on special forms available on the website of the National Bank of Poland. It is the employee's responsibility to comply with all applicable exchange control regulations.

RUSSIA

Terms and Conditions

U.S Transaction. You understand that the acceptance of the grant of the Restricted Stock Units through E*Trade's on-line grant agreement response page results in a contract between you and the Company completed in the United States and that the Agreement is governed by the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

Payment After Vesting. You agree that the Company is authorized, at its discretion, to instruct its designated broker to assist with the sale of the shares of Stock issued upon the vesting of the Restricted Stock Units (on your behalf pursuant to this authorization) should the Company determine that such sale is necessary or advisable under local law. You expressly authorize the Company's designated broker to complete the sale of such shares of Stock and acknowledge that the Company's designated broker is under no obligation to arrange for the sale of the shares of Stock at any particular price. Upon the sale of the shares of Stock, the Company agrees to pay you the cash proceeds from the sale of the shares, less any brokerage fees, commissions or Tax-Related Items.

Securities Law Information. You acknowledge that the Restricted Stock Units, the Agreement, the Plan and all other materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities in Russia. The issuance of shares of Stock pursuant to the Plan has not and will not be registered in Russia and therefore, neither the Restricted Stock Units nor the shares of Stock may be used for offering or public circulation in Russia. You acknowledge that you may hold shares of Stock issued upon vesting of the Restricted Stock Units in your account with the Company's third party broker/administrator in the U.S. However, in no event will shares of Stock issued to you under the Plan be delivered to you in Russia. Further, you are not permitted to sell shares of Stock directly to other Russian individuals.

Notifications

Exchange Control Information. Proceeds from the sale of shares of Stock and any dividends received in relation to the shares must be repatriated to Russia within a reasonably short period after receipt. The sale proceeds and any dividends received must be initially credited to you through a foreign currency account opened in your name at an authorized bank in Russia. After the funds are initially received in Russia, they may be further remitted to a foreign bank subject to the following limitations: (i) the foreign account may be opened only for individuals; (ii) the foreign account may not be used for business activities; and (iii) the Russian tax authorities must be given notice about the opening/closing of each foreign account within one month of the account opening/closing.

Labor Law Information. If you continue to hold shares of Stock acquired at vesting of the Restricted Stock Units after an involuntary termination of your employment, you will not be eligible to receive unemployment benefits in Russia.

SAUDI ARABIA

Notifications

Securities Law Information. This Appendix A, the Agreement and any other Plan materials related to the grant of Restricted Stock Units under the Plan, may not be distributed in the Kingdom except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority.

The Capital Market Authority does not make any representation as to the accuracy or completeness of the Agreement, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of the Agreement including this Appendix A, the Plan or any other document relating to the offer of Restricted Stock Units under the Plan. You are hereby advised to conduct your own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of the Agreement including this Appendix A or any other document relating to the offer of Restricted Stock Units under the Plan, you should consult an authorized financial advisor.

SINGAPORE

Notifications

Securities Law Information. The grant of the Restricted Stock Units is being made pursuant to the “Qualifying Person” exemption” under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”). The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. You should note that the Restricted Stock Units are subject to section 257 of the SFA and you will not be able to make (i) any subsequent sale of the shares of Stock in Singapore or (ii) any offer of such subsequent sale of the shares of Stock subject to the

Restricted Stock Units in Singapore, unless such sale or offer is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.

Director Notification Requirement. Directors of a Singaporean Affiliate are subject to certain notification requirements under the Singapore Companies Act. Directors must notify the Singaporean Affiliate in writing of an interest (e.g., Restricted Stock Units, shares of Stock, etc.) in the Company or any related companies within two days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the shares of Stock are sold), or (iii) becoming a director.

Insider Trading Information. You should be aware of the Singapore insider trading rules, which may impact the acquisition or disposal of shares of Stock or rights to shares of Stock under the Plan. Under the Singapore insider-trading rules, you are prohibited from selling shares of Stock when you are in possession of information concerning the Company, which is not generally available and which you know or should know will have a material effect on the price of the shares once such information is generally available.

SPAIN

Nature of Grant. In accepting the Restricted Stock Units, you consent to participate in the Plan and acknowledge that you have received a copy of the Plan, the Agreement and this Appendix A.

You understand that the Company has unilaterally, gratuitously and discretionally decided to grant Restricted Stock Units under the Plan to individuals who may be Service Providers of the Company or any Affiliate throughout the world. The decision is a limited decision that is entered into upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate. Consequently, you understand that the Restricted Stock Units are granted on the assumption and condition that the Restricted Stock Units and any shares of Stock issued upon vesting of the Restricted Stock Units are not part of any employment contract (either with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Further, you understand that the Restricted Stock Units would not be granted to you but for the assumptions and conditions referred to herein; thus, you acknowledge and freely accept that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then the grant of the Restricted Stock Units and any right to the Restricted Stock Units shall be null and void.

You understand and agree that, as a condition of the grant of the Restricted Stock Units, the termination of your status as a Service Provider for any reason (including the reasons below) will automatically result in the loss of the Restricted Stock Units to the extent the Restricted Stock Units have not vested as of the date you are no longer actively providing Service to the Company or the Employer. In particular, you understand and agree that any unvested Restricted Stock Units as of the date you are no longer actively providing Service will be forfeited without entitlement to the underlying shares of Stock or to any amount of indemnification in the event of a termination of your status as a Service Provider by reason of, but not limited to, resignation, retirement, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective dismissal adjudged or recognized to be without cause, individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers' Statute, relocation under Article 40 of the Workers' Statute, Article 50 of the Workers' Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985. You acknowledge that you have read and specifically accept the conditions referred to in the following provisions of the Agreement: Vesting, Share Delivery; Vested Units, Tax-Related Items and Nature of Grant.

Exchange Control Information. If you acquire shares of Stock under the Plan, you must declare the shares to the Dirección General de Comercio e Inversiones (“DGCI”) of the Ministry of Industry, Tourism and Commerce. After the initial declaration, you also must declare ownership of any shares by filing a D-6 form with the DGCI. Generally, the D-6 form must be filed each January while the shares are owned or to report the sale of shares of Stock.

When receiving foreign payments exceeding €50,000 derived from the ownership of shares of Stock (i.e., dividends or sale proceeds), you must inform the financial institution receiving the payment of the basis upon which such payment is made. You will need to provide the institution with the following information: (i) name, address, and fiscal identification number; (ii) the name and corporate domicile of the Company; (iii) the amount of the payment; the currency used; (iv) the country of origin; (v) the reasons for the payment; and (vi) further information that may be required.

SWEDEN

There are no country-specific provisions.

SWITZERLAND

Notifications

Securities Law Information. The grant of Restricted Stock Units under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland.

UNITED ARAB EMIRATES

Notifications

Securities Law Information. The Restricted Stock Units are only being offered to qualified employees and are in the nature of providing equity incentives to employees of the Company's Affiliates in the United Arab Emirates. Any documents related to the Restricted Stock Units, including the Plan, the Agreement and other grant documents (“Restricted Stock Unit Documents”), are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. You, as a prospective stockholder, should conduct your own due diligence on the securities. If you do not understand the contents of the Restricted Stock Unit Documents, you should consult an authorized financial advisor.

The relevant securities authorities have no responsibility for reviewing or verifying any Restricted Stock Unit Documents. United Arab Emirates securities or financial/economic authorities have not approved the Restricted Stock Unit Documents, nor taken steps to verify the information set out in them, and thus, are not responsible for their content.

You as a prospective stockholder should conduct your own due diligence on the securities.

UNITED KINGDOM

Terms and Conditions

Restricted Stock Units Payable Only in Shares of Stock. Notwithstanding any discretion in the Plan or the Agreement to the contrary, Restricted Stock Units granted to Grantees in the United Kingdom shall be paid in shares of Stock only and do not provide any right for you to receive a cash payment.

Taxes. This section supplements the Share Delivery; Vested Units, Tax-Related Items section of the Agreement:

If payment or withholding of the income tax due in connection with your participation in the Plan is not made within ninety (90) days of the event giving rise to the income tax liability or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by you to the Employer, effective on the Due Date. You agree that the loan will bear interest at the then current Official Rate of Her Majesty's Revenue and Customs (“HMRC”),

it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Agreement.

Notwithstanding the foregoing, if you are a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), you will not be eligible for such a loan to cover the income tax. In the event that you are a director or executive officer and the income tax is not collected from or paid by you by the Due Date, the amount of any uncollected income tax will constitute a benefit to you on which additional income tax and National Insurance Contributions (“NICs”) (including the Employer NICs, as defined below) will be payable. you will be responsible for reporting and paying any income tax and NICs (including the Employer NICs, as defined below) due on this additional benefit directly to HMRC under the self assessment regime.

Joint Election. As a condition of your participation in the Plan and of the vesting of the Restricted Stock Units, you agree to accept any liability for secondary Class 1 National Insurance Contributions which may be payable by the Company and/or the Employer with respect to the Chargeable Event (“Employer NICs”).

Without limitation to the foregoing, you agree to execute a joint election with the Company or the Employer, the form of such joint election being formally approved by HMRC (the “Joint Election”), and any other required consents or elections as provided to you by the Company or the Employer. You further agree to execute such other joint elections as may be required between you and any successor to the Company or the Employer.

If you do not enter into a Joint Election, or if the Joint Election is revoked at any time by HMRC, the Restricted Stock Units shall cease vesting and become null and void, and no shares of Stock shall be acquired under the Plan, without any liability to the Company, the Employer and/or any Affiliate.

You further agree that the Company and/or the Employer may collect the Employer NICs by any of the means set forth in the Share Delivery; Vested Units, Tax-Related Items section of the Agreement, as supplemented above.